Exhibit 99.1

ProPhase Labs Exceeding Initial Goals as Covid-19 Lab Testing Business Ramps up

Company to Host Business Update Shareholder’s Conference Call on February 10, 2021 at 11:00 a.m. Eastern Time

GARDEN CITY, NY – February 1, 2021 – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, announced today that it has surpassed its initial testing goals and is successfully ramping up its COVID-19 testing business as planned. The Company’s Old Bridge, New Jersey lab is currently processing tests at a rate in excess of 2,500 COVID-19 tests per day based on a 5-day per week average. To date, the pre-tax net profit is significantly greater than $30 per test. The Company’s Garden City, New York lab is now open and fully operational and beginning to accept orders. The two labs combined have the equipment and infrastructure necessary to provide capacity of up to 60,000 tests per day.

ProPhase Labs purchased its first CLIA lab in Old Bridge, New Jersey, in October 2020. The Company initially set a goal of processing 1,000 COVID-19 tests per day by December 31, 2020. In early December, the Company increased this goal to 1,500 COVID-19 tests per day with a pre-tax net profit of at least $30 per test processed.

“I am pleased to announce that we have surpassed all of our initial testing goals, including our profit margin targets,” said Ted Karkus, CEO of ProPhase Labs. Mr. Karkus added: “Our capital investments, coupled with the hiring of a terrific team, has led to two highly efficient labs with the latest state-of-the-art high-complexity molecular laboratory testing equipment. This has enabled us to offer highly competitive pricing to our customers, and some of the fastest turnaround reporting times in the industry, while still generating over $30 net profit per test processed. Our goal is to grow our testing revenues quarter to quarter during 2021. If we are able to average 2,500 tests processed per five-day work week in Q1, and then grow that volume to an average of 5,000 tests per five-day work week for the rest of 2021, it would be feasible to realize approximately $100 million in testing gross revenues and approximately $35 million in pre-tax net income, based on $30 net profit per test. And this does not include the Company’s legacy manufacturing and dietary supplement businesses, which also are growing.”

Mr. Karkus further explained: “At present, our margins appear to be generating significantly greater than $30 net profit per test. However, until we have more experience with reimbursement rates, it will be difficult to estimate how much higher the actual profit per test might be.”

The Company emphasized that the future testing revenues and margins discussed herein cannot be assured and are subject to numerous factors and risks outside of the Company’s control.

ProPhase will host a shareholder conference call on February 10, 2021 to review the performance of its laboratory processing business, short- and long-term prospects for future growth, and strategic direction.

ProPhase Labs Shareholder Conference Call

Date:	Wednesday, February 10, 2021
Time:	11:00 a.m. Eastern time (8:00 a.m. Pacific time)
Dial-in:	1-877-407-0784
International Dial-in:	1-201-689-8560
Passcode:	13716077
Webcast:	http://public.viavid.com/index.php?id=143390

A telephone replay will be available approximately two hours after the call and will run through March 10, 2021 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13716077.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=143390 and on the investor relations section of the Company’s website at www.ProPhaseLabs.com.

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a diversified medical science and technology company with deep experience with OTC consumer healthcare products and dietary supplements. The Company is engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand. The Company’s subsidiary, ProPhase Diagnostics, Inc. (“ProPhase Diagnostics”), offers COVID-19 and other Respiratory Pathogen Panel (RPP) Molecular tests. The Company also continues to actively pursue strategic investments and acquisition opportunities for other companies, technologies and products. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our testing goals, and future testing revenue and margins. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the scale, scope and duration of the COVID-19 pandemic, our ability to attract and retain customer accounts, consumer demand for our lab processing services, the competitive environment, attracting and retaining qualified staff, challenges relating to entering into new business lines, our failure to obtain certain regulatory approvals, our ability to ramp up our lab’s testing capacity and execute on our business plan, our ability to obtain necessary equipment and raw materials, our ability to execute our business plan in a cost–effective manner, and the risk factors listed from time to time in our Annual Report on Form 10-K and other SEC filings.

Investor Contact

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235

PRPH@mzgroup.us

www.mzgroup.us